Exhibit 99.(k)(9)

Notary Public

DOCUMENT REGISTER No.

FOREIGN INVESTMENT CONTRACT

BETWEEN

THE GOVERNMENT OF CHILE

AND

ABERDEEN CHILE FUND, INC.,

A FOREIGN CAPITAL INVESTMENT FUND

[notary’s seal]

In Santiago, Chile, on the [      ] of [      ] of 2011, before me, [      ], Notary Public of Santiago, [      ], there appeared: Mr. [      ], Minister of Economy, in her capacity as Chairman of the Foreign Investment Committee, her appointment thereto being attested by Supreme Decree number [      ] of the Ministry of Internal Affairs dated [      ], which is not inserted as it is known to all parties, [      ], domiciled in this city at 120 Teatinos, 10th Floor, in the Municipality of Santiago, appearing as representative of the Government of Chile, hereinafter referred to as the “Government of Chile”, and Mr. Gonzalo Delaveau Swett, Chilean, married, attorney at law, national identity card number [      ], domiciled in this city at 2.939 Vitacura, 8th Floor, in the Municipality of Las Condes, appearing on behalf of Aberdeen Chile Fund, Inc., a company established in accordance with the laws of the State of Maryland, United States of America, domiciled at c/o The Corporation Trust Company Incorporated, [      ], and for these purposes at 2.939 Vitacura, 8th Floor, Santiago hereinafter referred to either as the “Investor” or the “Fund”; both of legal age and attesting to their identity by means of their identity cards, who stated the following:

FIRST: That Mr. [      ], representing the Government of Chile, in accordance with the provisions of Law number 18,657 and Decree-Law number 600 of 1974 and amendments thereto, hereinafter referred to as “D.L. 600”, and pursuant to Official Letter of the Superintendency of Securities and Insurance of [      ], and the approval of the Foreign Investment Committee in session number [      ] of [      ], hereby authorizes the Investor identified above, to invest capital as a Foreign Capital Investment Fund subject to the provisions of Law number 18.657 and the aforesaid D.L. 600 up to an amount equivalent to US$ 75.000.000.-

SECOND: The aforesaid investment capital shall be directed by the Investor towards the objects contemplated in Law number 18.657 in conformity with the principles set forth in the Internal Regulations of the Fund approved by the Superintendency of Securities and Insurance and in effect at the time that the investments are made. The Investor shall be at liberty to buy and sell the instruments and certificates representing its investment, thereby altering its investment portfolio from time to time within the portfolio diversification margins set forth in Law number 18.657.

THIRD: The Investor must bring in the aforesaid investment capital into the country within the term of 3 years as of the date of this contract.

FOURTH: In any case, it is stipulated that the Investor shall be subject to the laws and regulations relevant to its activities and that the present investment authorization is without prejudice to any others that shall be granted by the competent authorities in accordance with the said laws and regulations.

FIFTH: The capital investment referred to in the first clause of this contract must be entered into this country and valued in U.S. dollars, through its sale to an entity authorized for that purpose by the Central Bank of Chile.

SIXTH: The investor shall enjoy the following rights granted by the Government of Chile:

a) The right to transfer its capital abroad pursuant to the provisions of letter b) Article 14 of Law 18.657, the second and third paragraphs of Article 4 of D.L. 600 and Article 5 and 6 of D.L. 600.

b) The right, pursuant to Article 15 of Law number 18.657, the second and third paragraphs of Article 4 and 5 of D.L. 600, to transfer abroad at any time the amounts yielded by the Fund´s investments, regardless of the value of the assets held by the Fund at the moment of remittance. For these purposes:

One — The following amounts yielded by the Fund’s investments shall be considered separately, as amounts subject to remittance, income arising from: (i) dividends and interest and (ii) realized capital gains net of realized.

Two — Expenses incurred by the Fund within the country shall be charged against the account for income deriving from dividends and interest.

Three — For purposes of determining capital gains and losses, the purchase price of the instrument shall be increased by the costs inherent to their acquisition and the sales price shall be decreased by the costs inherent to their sale. Unrealized capital losses and gains shall not be included in determining the amounts eligible for remittance.

Four — Amounts eligible for remittance shall be expressed in U.S. dollars; credits and debits made to the respective accounts shall be made at the exchange rate on the date of the respective credit or debit.

Five — Any amount in excess of the invested capital that results from the liquidation of the Fund shall also be eligible for remittance under this heading.

c) Access to the exchange market in accordance with the terms of D.L. 600, both in order to convert the foreign exchange constituting the investment and for purposes of the remittance referred to in letters a) and b) above.

d) No discrimination pursuant to the provisions of Articles 9 and 10 of D.L. 600.

e) Exemption from all contributions, taxes and assessments on the net proceeds obtained from the sale of the Fund’s investments in Chile representing the invested capital pursuant Article 6 of D.L. 600, up to the amount effectively invested by virtue of this contract.

f) All the other rights and guaranties automatically conferred by D.L. 600 and Law number 18.657.

SEVENTH: Any amount remitted that does not correspond to the originally invested capital yielded by the Fund’s investments shall be subject to a single income tax of 10%. This tax shall be withheld by the Fund’s administration company at the time the remittance is made and shall be paid into the public treasury within the period indicated in Article 78 of the Income Tax Law. This tax shall be the only one levied on the income generated by the operations of the Fund within the country in accordance with Article 15 of Law number 18.657, and this tax regime shall remain invariable for all the term of duration of the Fund in the country.

EIGHT: In order for the rights granted in letters a) and b) of Clause Six to become effective, a certificate must first be obtained from the Executive Secretary of the Foreign Investment Committee attesting that this contract is in force.

NINE: The Fund shall be subject to the control of the Superintendency of Securities and Insurance with regard to its operations and investment of its funds within the country. For this purpose, the Superintendency shall be vested with all the powers contained in its charter legislation.

TEN: The Investor shall act through Celfin Capital, Administradora de Fondos de Inversion de Capital Extranjero S.A., with domicile at 3721 Apoquindo, 19th Floor, Santiago, as legal representative. Any change in the foregoing shall be reported immediately to the Executive Secretary of the Foreign Investment Committee.

ELEVEN: The Fund may remain in existence until January 30, 2089; notwithstanding its early dissolution.

TWELVE: The Investor or its legal representative commits with the Government of Chile to file in triplicate a legalized copy of this Foreign Investment Contract with the Executive Secretary of the Foreign Investment Committee within the term of 30 days from the date of this instrument.

THIRTEEN: All expenses and fees that may be associated with the execution of this contract shall be borne exclusively by the Investor.

FOURTEEN: For all purposes of this contract, the parties fix their domicile in the city of Santiago and submit themselves to the jurisdiction of the Courts of Justice of this city. The capacity of Mr. Gonzalo Delaveau Swett to represent The Chile Fund, Inc., is attested by power of attorney granted by notarized instrument dated the [    ], before Mr. [      ], Notary Public of Santiago, which is not inserted herein as it is known to all the parties.

[signature]

[notary’s seal]

Certified true copy of the

Original.

[signature]

Notary Public